Exhibit 10.184

ANTIDILUTION AMENDMENT/WAIVER RE SHARES EXCHANGE AGREEMENT

Cornell Capital Partners, LP (“Cornell Capital”) hereby grants the following limited, one-time antidilution amendment/waiver to The Immune Response Corporation, a Delaware corporation (the “Company”), as of September 21, 2005.

Cheshire Associates LLC, a Delaware limited liability company (“Cheshire”)owns 688,146 shares of Series A Convertible Preferred Stock of the Company (the “Preferred Shares”). The closing sale price of the Company’s common stock on September 21, 2005, as reported by The Nasdaq Stock Market, was $0.46. The accrued dividends on the Preferred Shares through September 20, 2005 will total $637,241.45. Pursuant to the terms of the governing charter document, the conversion price of the Preferred Shares is scheduled to decline to $0.4987 on April 8, 2006.

Pursuant to a contemplated Shares Exchange Agreement (the “Shares Exchange Agreement”) between the Company and Cheshire to be dated September 20, 2005, all the Preferred Shares are to be exchanged, pursuant to Section 3(a)(9) of the Securities Act, for 9,643,060shares of newly-issued common stock of the Company (the “Common Shares”). The Common Shares are to have the same registration rights, if any, as had been enjoyed by the common shares underlying the Preferred Shares. The exchange contemplated by Shares Exchange Agreement is also to satisfy all claims of Cheshire for accumulated and to-be-accumulated dividends on the Preferred Shares. By express agreement, the Shares Exchange Agreement and the exchange contemplated thereby are to cause no antidilution adjustment or other effect of any kind on any Company securities beneficially owned by Cheshire. To that extent, the terms of each of such other securities are to be amended. To the extent such amendment is impossible or impractical, Cheshire is to waive the benefit of such adjustment or other effect, for itself and for its successors and assigns, and revert and relinquish such rights to the Company.

NOW, THEREFORE, in order to induce the Company to enter into the Shares Exchange Agreement, Cornell Capital hereby agrees that the Shares Exchange Agreement and the issuance of the Common Shares in the exchange contemplated thereby shall cause no antidilution adjustment or other effect of any kind on any Company securities beneficially owned by Cornell Capital, including without limitation the Secured Convertible Debenture dated August 4, 2005 and the Warrant dated August 4, 2005. To that extent, the terms of each of such other securities are hereby amended. To the extent such amendment is impossible or impractical, Cornell Capital hereby waives the benefit of such adjustment or other effect, for itself and for its successors and assigns, and reverts and relinquishes such rights to the Company.

Cornell Capital further agrees to cooperate and to do all acts and sign all documents necessary or desirable in order to more perfectly evidence or effectuate the intent of this amendment/waiver.

CORNELL CAPITAL PARTNERS, LP

By: Yorkville Advisors, LLC, its General Partner

By:

Mark Angelo, its Portfolio Manager